                           STOCK PURCHASE AGREEMENT

                                 by and among

                     DOBSON CELLULAR OF CALIFORNIA, INC.,

                                 RSA 339, INC.

                                      and

                         AT&T WIRELESS SERVICES, INC.



                          DATED AS OF MARCH 19, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I       PURCHASE AND SALE OF STOCK                                   2

Section   1.01  Transfer of Stock                                            2

ARTICLE II      PURCHASE PRICE                                               2

Section   2.01  Purchase Price                                               2
Section   2.02  Payment of Purchase Price                                    2
Section   2.03  Purchase Price Adjustments                                   2

ARTICLE III     CLOSING                                                      6

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF SELLER                     6

Section   4.01  Organization; Qualification                                  6
Section   4.02  Consents; Authorization; Execution and Delivery of
                Agreement                                                    7
Section   4.03  Subsidiaries and Interests in Other Companies                7
Section   4.04  Capital Stock; Interests                                     7
Section   4.05  Ownership of Shares; Ownership of Interest                   8
Section   4.06  Assets                                                       8
Section   4.07  Contracts                                                    8
Section   4.08  Governmental Licenses                                        8
Section   4.09  Compliance with Laws                                         8
Section   4.10  No Violation of Existing Agreements                          9
Section   4.11  Litigation and Legal Proceedings                             9
Section   4.12  Environmental Compliance                                     9
Section   4.13  Employees                                                   10
Section   4.14  Employee Benefits                                           10
Section   4.15  Tax Matters                                                 10
Section   4.16  Financial Statements                                        11
Section   4.17  Brokers                                                     12
Section   4.18  Undisclosed Liabilities; Guarantees                         12
Section   4.19  Certain Business Relationships                              12
Section   4.20  Officers, Directors and Certain Authorized Persons          13
Section   4.21  Disclosure                                                  13

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF PURCHASER                 13

Section   5.01  Organization; Qualification                                 13
Section   5.02  Consents; Authorization; Execution and Delivery of
                Agreement                                                   14
Section   5.03  Brokers                                                     14
Section   5.04  No Distribution                                             14
Section   5.05  Compliance with Laws                                        14
Section   5.06  No Violation of Existing Agreements                         14
Section   5.07  Litigation and Legal Proceedings                            14
Section   5.08  Ownership                                                   14
Section   5.09  Cellular 2000 Purchase Agreement                            15

ARTICLE VI      THE COMPANY'S, SELLER'S AND PURCHASER'S COVENANTS           15

Section   6.01  Governmental Approvals                                      15
Section   6.02  Third Party Consents; Closing Conditions                    16
Section   6.03  Access                                                      16
Section   6.04  Conduct of Business                                         17
Section   6.05  No Shopping                                                 18
Section   6.06  Employees                                                   18
Section   6.07  Supplemental Disclosure                                     18
Section   6.08  Cellular 2000 Purchase                                      18
Section   6.09  Taxes                                                       19

ARTICLE VII     CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE     20

Section   7.01  Accuracy of Representations and Warranties; Performance
                of this Agreement                                           20
Section   7.02  Directors' Resolutions                                      21
Section   7.03  Incumbency Certificate                                      21
Section   7.04  Third Party Consents; FCC; Hart-Scott Act                   21
Section   7.05  No Material Adverse Change                                  21
Section   7.06  Normal Course of Business                                   22
Section   7.07  Opinion of Counsel to the Company and Seller                22
Section   7.08  Resignations of Directors                                   22
Section   7.09  Cellular 2000 Company Closing                               22

ARTICLE VIII    CONDITIONS PRECEDENT TO THE COMPANY'S AND SELLER'S
                OBLIGATION TO CLOSE                                         22

Section   8.01  Accuracy of Representations and Warranties;
                Performance of this Agreement                               22
Section   8.02  Directors' Resolutions                                      22
Section   8.03  Incumbency Certificate                                      23
Section   8.04  FCC; Hart-Scott Act                                         23
Section   8.05  Opinion of Counsel to Purchaser                             23
Section   8.06  Vendor Purchase Agreement                                   23
Section   8.07  Cellular 2000 Company Closing                               23

ARTICLE IX      CASUALTY LOSSES                                             23

ARTICLE X       INDEMNIFICATION                                             24

Section  10.01  Indemnification by Seller                                   24
Section  10.02  Indemnification by Purchaser                                24
Section  10.03  Notice of Claims; Defense of Third Party Claims             25
Section  10.04  Limitations                                                 26

ARTICLE XI      CONFIDENTIALITY AND PRESS RELEASES                          27

Section  11.01  Confidentiality                                             27
Section  11.02  Press Releases                                              27
Section  11.03  Disclosures Required By Law                                 27

ARTICLE XII     TERMINATION                                                 28

Section  12.01  Breaches and Defaults; Opportunity to Cure                  28
Section  12.02  Termination                                                 28

ARTICLE XIII    BROKERS' FEES                                               29

ARTICLE XIV     MISCELLANEOUS                                               29

Section  14.01  Additional Instruments of Transfer                          29
Section  14.02  Notices                                                     29
Section  14.03  Expenses                                                    30
Section  14.04  Intentionally Omitted                                       30
Section  14.05  Specific Performance                                        30
Section  14.06  Governing Law                                               30
Section  14.07  Assignment                                                  31
Section  14.08  Successors and Assigns                                      31

Section  14.09  Amendments; Waivers                                         31
Section  14.10  Entire Agreement                                            31
Section  14.11  Counterparts                                                31
Section  14.12  Severability                                                31
Section  14.13  Section Headings                                            31
Section  14.14  Interpretation                                              31
Section  14.15  Further Assurances                                          32
Section  14.16  Third Parties                                               32
Section  14.17  WAIVER OF JURY TRIAL                                        32

                                 DEFINED TERMS

     TERM                                                   SECTION CITE
     ----                                                   ------------
Adjustment Amount                                              2.03(h)
Adjustments                                                    2.03(g)
Agreed Adjustment Amount                                       2.03(h)
Asserting Party                                                 10.03
Authorizations                                                 6.01(a)
Base Price                                                     2.01
Billing Cycle                                                  2.03(a)
Breaching Party                                                 12.01
Business                                                      Recitals
Capital Expenditures Adjustment                                2.03(d)
Cellular 2000 Company                                         Recitals
Cellular 2000 Purchase                                        Recitals
Cellular 2000 Purchase Agreement                              Recitals
Cellular 2000 Shareholders                                    Recitals
Cellular Area                                                 Recitals
Cellular System                                               Recitals
CERCLA                                                         4.12(b)
Claims                                                       Article IX
Closing                                                      Article III
Closing Certificate                                            2.03(h)
Closing Date                                                 Article III
Common Stock                                                  Recitals
Company Authorizations                                         4.08(a)
Company Unrelated Liabilities                                  2.03(e)
CPUC                                                            4.09
Current Assets                                                 2.03(a)
Current Liabilities                                            2.03(a)
Debt Adjustment                                                2.03(f)
December Balance Sheet                                         4.16(a)
Deductible                                                    10.04(a)
Defending Party                                                10.03
Disclosing Party                                               11.01
DOJ                                                             7.04
Encumbrances                                                    1.01
Environmental Laws                                             4.12(c)
Existing Contracts                                             4.07(a)
FCC                                                           Recitals
FCC Authorizations                                             6.01(a)
Final Adjustment Amount                                        2.03(h)
Final Order                                                     7.04

Financial Statements                                           4.16(a)
FTC                                                             7.04
GAAP                                                           2.03(a)
Hart-Scott Act                                                 6.01(b)
Hazardous Substance                                            4.12(b)
Independent Accountants                                        2.03(h)
Interest                                                        4.03
Inventory                                                      2.03(a)
Loss                                                            10.01
Material Adverse Effect                                          7.01
Material Loss                                                    7.01
Non-Breaching Party                                             12.01
Outside Date                                                   12.02(e)
Parent                                                          5.08
Partnership                                                   Recitals
Partnership Agreement                                          4.01(b)
Person                                                          4.03
Purchase Price                                                  2.01
Purchaser's Estimate                                           2.03(g)
RCLA                                                            4.12
RCRA                                                            4.12
Recipient Party                                                 11.01
Response Period                                                2.03(h)
RSA                                                           Recitals
Seller Payable                                                  8.06
Seller's Estimate                                              2.03(g)
Shares                                                        Recitals
Statement                                                      6.09(c)
Subscriber                                                     2.03(a)
Subscriber Adjustment                                          2.03(c)
Survival Period                                                 10.04
Target Number of Subscribers                                   2.03(a)
Tax                                                            4.15(b)
Tentative Subscriber                                           2.03(a)
Third Party Claim                                               10.03
Unrelated Liabilities Adjustment                               2.03(e)
Working Capital Adjustment                                     2.03(b)

SCHEDULES

4.01(a)        Charter of the Company
4.01(b)        Partnership Agreement
4.07(a)        Existing Contracts
4.07(b)        Violation of Existing Contracts
4.08           Company Authorizations
4.09           Compliance with Laws
4.11           Litigation and Legal Proceedings
4.12           Environmental Compliance
4.15(a)        Taxes
4.16(a)        Financial Statements
4.16(c)        Subsequent Developments
4.18           Guarantees
4.19           Business Relationships
4.20           Officers, Directors and Authorized Persons
8.06           Vendor Purchase Agreements

EXHIBITS

A              Opinion of Counsel to the Company and Seller
B              Opinion of Counsel to Purchaser

                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of March 19, 1998, by and among DOBSON CELLULAR OF CALIFORNIA, INC., an Oklahoma corporation ("Purchaser"), RSA 339, INC. a California corporation (the "Company"), and AT&T WIRELESS SERVICES, INC., a Delaware corporation ("Seller").

                                R E C I T A L S

     WHEREAS, Cellular 2000 (A Partnership), a general partnership formed under the laws of the State of Michigan (the "Partnership"), owns all right, title and interest in certain licenses granted by the Federal Communications Commission ("FCC") to provide cellular radio telephone service in the FCC's rural service area ("RSA") #4 in the State of California (the "Cellular Area") and owns and operates the non-wireline cellular telephone system (the "Business") in the Cellular Area (the "Cellular System");

     WHEREAS, the Company owns 24.982 percent of the outstanding partnership interests of the Partnership;

     WHEREAS, Cellular 2000 Telephone Co., a Delaware corporation ("Cellular 2000 Company"), owns the remaining 75.018 percent of the outstanding partnership interests in the Partnership;

     WHEREAS, Cellular 2000 Company, the shareholders of Cellular 2000 Company (the "Cellular 2000 Shareholders") and Purchaser have entered into a certain Stock Purchase Agreement dated October 27, 1997 (the "Cellular 2000 Purchase Agreement") pursuant to which Purchaser has agreed to purchase, and the Cellular 2000 Shareholders have agreed to sell, up to one hundred percent of the issued and outstanding capital stock of Cellular 2000 Company (the "Cellular 2000 Purchase");

     WHEREAS, the Company has a capitalization consisting of 50,000 authorized shares of Common Stock, $1.00 par value per share (the "Common Stock"), of which 200 shares are issued and outstanding (collectively, the "Shares");

     WHEREAS, all of the issued and outstanding Shares are owned by Seller; and

     WHEREAS, Purchaser desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Purchaser, all subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF STOCK

     SECTION 1.01. TRANSFER OF STOCK. Except as otherwise provided and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Seller at the Closing, all of Seller's right, title and interest in and to the Shares, free and clear of all options, pledges, obligations, security interests, liens, charges, rights of third parties, community property rights and other encumbrances (collectively, "Encumbrances").

                                  ARTICLE II
                                PURCHASE PRICE

     SECTION 2.01. PURCHASE PRICE. The total unadjusted purchase price for the Shares shall be Twenty-One Million Seven Hundred Thirty-Four Thousand Four Hundred Fifty Dollars ($21,734,450) (the "Base Price"), as adjusted in accordance with the provisions of Section 2.03 hereof (as adjusted, the "Purchase Price").

     SECTION 2.02. PAYMENT OF PURCHASE PRICE. On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser shall pay the Purchase Price to Seller by wire transfer of immediately available funds.

     SECTION 2.03.  PURCHASE PRICE ADJUSTMENTS.

     (a) As used in this Section 2.03, the following terms shall have the meaning set forth below:

     "CURRENT ASSETS" means the Partnership's (i) cash on hand, bank deposits and cash equivalents; (ii) accounts receivable that are current to less than 91 days past due, net of a reserve for bad debts, which reserve shall equal the sum of the following amounts: zero percent (0%) of such accounts receivable that are not past due or that are thirty (30) or fewer days past due, ten percent (10%) of such accounts receivable that are more than thirty (30) days past due, but less than sixty-one (61) days past due and fifty percent (50%) of such accounts receivable that are more than sixty (60) but less than ninety-one
(91) days past due; (iii) inventory of cellular telephone handsets and ancillary equipment held for sale to subscribers and which is not obsolete and will reasonably be expected based on past practices to be consumed in the normal course of business within six months after the Closing (the "Inventory"); and (iv) prepaid items which Purchaser will receive the benefit of after the Closing such as prepaid rent, insurance, property taxes, utility charges, fees and deposits paid, all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP. Refurbished cellular telephone handsets shall not be included in the Inventory for purposes of calculating Current Assets.

     "CURRENT LIABILITIES" means the Partnership's (i) subscriber deposits received, (ii) deferred revenue, (iii) employee vacation and sick pay expense (whether or not to be paid or time taken after the Closing), (iv) to the extent not paid by the Partnership prior to Closing, salaries, bonuses, fringe benefits and other remuneration payable to employees of the Partnership, (v) all trade payables (including any Seller Payable) and accrued expenses including, without limitation, taxes, utility charges, special assessments, commissions and fees, all determined as of 12:01 a.m. on the Closing Date in accordance with GAAP.

     "GAAP" means generally accepted accounting principles consistently applied.

     "SUBSCRIBER" means each account maintained by a person or entity subscribing for cellular telephone service on the Cellular System for at least the 30 consecutive day billing cycle of the Cellular System ("Billing Cycle") ending on or prior to the Closing Date who (i) pays for service under a rate plan for that category of subscriber established by the Cellular System in the ordinary course of business, (ii) has paid for at least one full Billing Cycle's service and whose account is active within the normal practices and procedures of the Cellular System and in no case is more than 90 days past due, and (iii) with respect to any customer acquired on or after January 1, 1996, was obtained as a subscriber in the normal course of business of the Cellular System consistent with past practice and not as a result of (A) marketing efforts that are not customary in the cellular telephone industry generally or which were not utilized by the Partnership between January 1, 1996 and October 27, 1997, or (B) any other plans for which the Partnership failed to obtain Purchaser's prior written consent.

     "TARGET NUMBER OF SUBSCRIBERS" means 14,600 plus the product of (x) 170 and (y) the number of 30-day periods elapsed from November 30, 1997 to the Closing Date (pro rated for any partial periods of less than 30 days).

     "TENTATIVE SUBSCRIBER" means each account maintained by a person or entity which as of the Closing Date meets all of the requirements for being a "Subscriber" (as defined in this Section 2.03(a)) except for the failure to have been a cellular telephone service customer for the full Billing Cycle immediately prior to the Closing Date.

     (b) WORKING CAPITAL ADJUSTMENT. The Base Price shall be increased (or decreased) by an amount equal to 24.982 percent of the amount by which Current Assets exceeds (or is less than) Current Liabilities as of the Closing Date (such increase or decrease in the Base Price being referred to herein as the "Working Capital Adjustment").

     (c) SUBSCRIBER ADJUSTMENT. The Base Price shall be decreased by 24.982 percent of the product of (i) $300.00 and (ii) the excess, if any, of the Target Number of Subscribers over the number of Subscribers as of the Closing Date (such decrease in the Base Price being referred to herein as the "Subscriber Adjustment"); PROVIDED, HOWEVER, that for purposes of determining the Subscriber Adjustment, a Tentative Subscriber shall be counted as a Subscriber as of the Closing Date if as of the end of the Partnership's normal Billing Cycle which commences after the Closing Date such Tentative Subscriber is still an active cellular telephone service customer of the Cellular System and has paid all charges for service when due.

     (d) CAPITAL EXPENDITURES ADJUSTMENT. The Base Price shall be increased by 24.982 percent of the dollar amount of capital expenditures incurred and paid for by the Partnership during the period from December 6, 1997 to the Closing Date (such increase in the Base Price being referred to herein as the "Capital Expenditures Adjustment"); provided that Purchaser has given the Company its prior written consent for the amount, type and purpose of each such capital expenditure, which consent shall not be withheld unreasonably and shall solely be for the purpose of determining the allowable amount of the Capital Expenditure Adjustment.

     (e) UNRELATED LIABILITIES ADJUSTMENT. The Base Price shall be decreased by 100 percent of the amount of any outstanding liabilities and obligations of the Company which are known by the Company or Seller as of the Closing Date which are not directly related to the Company's ownership interest in the Partnership (the "Company Unrelated Liabilities") (such decrease in the Base Price being referred to herein as the "Unrelated Liabilities Adjustment").

     (f) DEBT ADJUSTMENT. The Base Price shall be decreased by (i) 100% of the outstanding indebtedness of the Company for borrowed money (including capitalized lease obligations, accrued and unpaid interest and prepayment premiums) as of the Closing and (ii) 24.982 percent of the amount of outstanding indebtedness of the Partnership for borrowed money (including capitalized lease obligations, accrued and unpaid interest and prepayment premiums) as of the Closing (such decrease in the Base Price being referred to herein as the "Debt Adjustment"); provided that prepayment premiums shall only be treated as indebtedness for purposes of the Debt Adjustment to the extent Purchaser pays same in connection with the payment at the Closing of indebtedness of the Company and/or the Partnership.

     (g) PURCHASER'S AND SELLER'S ESTIMATES. Seller shall prepare and submit to Purchaser, not later than 5 business days prior to the Closing Date, a written good faith estimate of the amount of the Working Capital Adjustment, Subscriber Adjustment, Capital Expenditures Adjustment, Unrelated Liabilities Adjustment and Debt Adjustment (collectively, the "Adjustments") in accordance with this Section 2.03 and Seller's estimate of the Purchase Price resulting from the Adjustments ("Seller's Estimate"). Seller's Estimate shall be accompanied by detailed supporting documents, work papers, subscriber records and other data supporting each Adjustment and Seller's Estimate. Seller's Estimate shall be based upon the books and records of the Partnership, to the extent available to the Company, and the Company. To the extent applicable, and to the best of Seller's knowledge, Seller's Estimate shall be consistent with the estimates of the Cellular 2000 Shareholders of the adjustments to the purchase price for the Cellular 2000 Purchase, but for the fact that the Adjustments are based on a different percentage than the adjustments for the Cellular 2000 Purchase. Seller's Estimate shall be accompanied by a certificate signed by Seller certifying that Seller's Estimate was calculated in good faith and in accordance with the provisions of this Section 2.03.
After the delivery of Seller's Estimate and prior to the Closing, Purchaser and Seller shall attempt to resolve any disputes between Seller and Purchaser with respect to Seller's proposed Adjustments. In connection therewith, Purchaser shall have full access to all records of the Company and, to the extent available to the Company, the Partnership related to Seller's proposed Adjustments. Prior to Closing, Purchaser shall advise Seller in writing as to any dispute Purchaser has with Seller's Estimate and provide Seller with Purchaser's calculation of the Adjustments and the Purchase Price, accompanied by a certificate signed by the President or Chief Financial Officer of Purchaser certifying that Purchaser's calculation was made in good faith and shall be accompanied by supporting documents and information, to the extent the same is available to Purchaser ("Purchaser's Estimate"). In the event that (i) Purchaser's
Estimate of the Purchase Price is less than $25,000 less than Seller's Estimate, the Closing shall proceed with the Purchase Price based upon Seller's Estimate; or (ii) Purchaser's Estimate of the Purchase Price is more than $25,000 less than Seller's Estimate, then the mid-point between Seller's Estimate and Purchaser's Estimate shall be used as the Purchase Price for purposes of the Closing.

     (h) POST-CLOSING ADJUSTMENTS. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a certificate (the "Closing Certificate") signed by the President or Chief Financial Officer of Purchaser providing a compilation of the Adjustments to be made pursuant to this Section 2.03, including any changes in the Adjustments used to determine the Purchase Price at Closing, together with a statement of any additional amount owing to either party (the "Adjustment Amount"), a copy of any supporting documents, work papers, Subscriber records and other data relating to such Closing Certificate and such other supporting evidence as Seller may reasonably request either prior to or after delivery thereof. If Seller shall conclude that the Closing Certificate does not accurately reflect the Adjustments to be made to the Base Price in accordance with this Section 2.03 and the Adjustment Amount, Seller shall, within 30 days after receipt of the Closing Certificate (such 30 day period being referred to as the "Response Period"), deliver to Purchaser a written statement of any discrepancies believed to exist. If Seller fails to so notify Purchaser of any discrepancies, then the calculation of the Purchase Price set forth in Purchaser's Closing Certificate shall be controlling for all purposes hereof and, on or before the fifth (5th) day following the expiration of the Response Period, (i) if the Purchaser is obligated to pay Seller the Adjustment Amount, then Purchaser shall pay Seller the Adjustment Amount, or
(ii) if Seller is obligated to pay Purchaser the Adjustment Amount, then Seller shall pay Purchaser the Adjustment Amount. On or before the fifth (5th) day following the earlier to occur of the expiration of the Response Period and the date Purchaser receives Seller's statement of discrepancies, Purchaser or Seller, as the case may be, shall pay the portion of the Adjustment Amount, if any, as to which there is no discrepancy (the "Agreed Adjustment Amount"). Purchaser and Seller shall use good faith efforts to jointly resolve their discrepancies within fifteen (15) days of Purchaser's receipt of Seller's written statement of discrepancies, which resolution, if achieved, shall be binding upon Seller and Purchaser and not subject to further dispute or review. In the event Purchaser and Seller are unable to resolve their differences within such fifteen (15) day period, then either party may request that the matter be resolved by Price Waterhouse (the "Independent Accountants"). In submitting a dispute to the Independent Accountants, each of the parties shall furnish, at its own expense, the Independent Accountants and the other party with such documents and information as the Independent Accountants may reasonably request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with the appropriate copies and notification being given to the other party. The Independent Accountants may conduct a conference concerning the disagreements between Seller and Purchaser at which conference each party shall have the right to present additional documents, material and other evidence and to have present its advisors, accountants and counsel.
The Independent Accountants shall promptly render a decision on the issues presented and shall provide Purchaser and Seller with a statement of the amount owing (the "Final Adjustment Amount"), and such decision shall be final and binding on the parties. The fees and expenses of the Independent Accountants shall be divided equally between Purchaser and Seller. Notwithstanding the foregoing, to the extent that such fees and expenses of the Independent Accountants are attributable to resolving a disagreement of the same issue arising out of both this Agreement and the Cellular 2000 Agreement, then such fees and expenses shall be allocated 50% to Purchaser, 12.491% to Seller, and 37.509% to the Cellular 2000 Shareholders. Within five (5) days of receipt of the Independent Accountants' decision with respect to such dispute, (i) if Purchaser is determined to owe the Final Adjustment Amount to Seller, then Purchaser shall pay Seller the Final Adjustment Amount; or (ii) if Seller is determined to owe the Final
Adjustment Amount to Purchaser, then Seller shall pay the Final Adjustment Amount to Purchaser. All amounts owed by Purchaser or Seller to the other in accordance with this Section 2.03(h) shall be paid by wire transfer of immediately available funds and shall not bear any interest.


                                ARTICLE III
                                  CLOSING

     Subject to the terms and conditions hereof, the closing (the "Closing") shall take place at the offices of Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island 02903-2499, on the date (the "Closing Date") defined in Article III of the Cellular 2000 Purchase Agreement as the "Closing Date".

                                ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants that:

     SECTION 4.01. ORGANIZATION; QUALIFICATION. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to own and operate its properties and to carry on its business as now being conducted or proposed to be conducted. The Company is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of property or the conduct of its business requires such qualification. Attached hereto as SCHEDULE 4.01(a) is a true and complete copy of the Articles of Incorporation, as amended to date, of the Company.

     (b) To the best of Seller's knowledge, the Partnership is a general partnership duly organized and validly existing under the laws of the State of Michigan and has all necessary power and authority to own and operate its properties and to carry on its business as now being conducted or proposed to be conducted. Attached hereto as SCHEDULE 4.01(b) is a true and complete copy of the Partnership Agreement (the "Partnership Agreement") of the Partnership that is in Seller's possession.

     SECTION 4.02. CONSENTS; AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT. Seller has full power, authority and capacity, and the Company has full corporate power, authority and capacity, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. No other proceedings, corporate or otherwise, on the part of Seller or the Company are necessary to approve and authorize the execution and delivery of this Agreement by Seller and the Company and the consummation by Seller and the Company of the transactions contemplated hereby, subject to the other governmental and third-party consents referred to in SECTION 7.04. This Agreement has been duly executed and delivered by Seller and the Company and constitutes a valid and binding agreement of Seller and the Company enforceable against Seller and the Company in accordance with its terms.

     SECTION 4.03. SUBSIDIARIES AND INTERESTS IN OTHER COMPANIES. (a) Other than its interest in the Partnership (the "Interest"), the Company has no subsidiaries, and does not own or control any shares or other securities of, or have any other proprietary interest in, any individual, corporation, partnership, limited liability company, joint venture, business association or other entity (a "Person").

     (b) To the best of Seller's knowledge, the Partnership has no subsidiaries and does not own or control any shares or other securities of, or have any other proprietary interest in, any Person.

     SECTION 4.04. CAPITAL STOCK; INTERESTS. (a) The authorized capital stock of the Company consists of 50,000 shares of Common Stock, of which 200 shares are issued and outstanding. All of the issued and outstanding Shares are owned beneficially and of record by Seller. There are no subscriptions, options, warrants, calls, rights, tag-along rights, drag-along rights, rights of first refusal, contracts, commitments, voting trusts, proxies, understandings, restrictions or arrangements relating to the issuance, voting, sale or transfer by Seller or the Company of the Shares, including rights of conversion or exchange under any outstanding securities or other instruments. All outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid, non-assessable and free of preemptive rights. There are no accrued dividends or other amounts due and owing with respect to the Shares.

     (b) With respect to the Interest, the Company has satisfied all capital calls, contribution requirements and similar obligations to make contributions or investments. The Company is not in default under the Partnership Agreement of the Partnership (the "Partnership Agreement") or any other instrument setting forth the rights and obligations of the Company as owner of an Interest in the Partnership. To the best of Seller's knowledge, there are no subscriptions, options, warrants, calls, rights, tag-along rights, drag-along rights, rights of first refusal, contracts, commitments, voting trusts, proxies, understandings, restrictions or arrangements relating to the Interest other than as set forth in the Partnership Agreement, including without limitation, any agreement or commitment of the Company to deliver or sell the Interest.

     SECTION 4.05. OWNERSHIP OF SHARES; OWNERSHIP OF INTEREST. (a) Seller is the record and beneficial owner of the Shares. Seller has, and will convey to Purchaser at Closing, good and marketable title to the Shares, free and clear of all Encumbrances of any kind whatsoever.

     (b) The Company is the record and beneficial owner of the Interest, free and clear of all Encumbrances of any kind whatsoever.

     SECTION 4.06. ASSETS. The Company does not own or lease any assets other than the Interest.

     SECTION 4.07. CONTRACTS. (a) Except as set forth on SCHEDULE 4.07(a) attached hereto (the "Existing Contracts"), the Company is not a party to any contract, agreement, commitment, or obligation other than agreements with affiliates of the Company that will be canceled at or prior to the Closing.

     (b) Except as disclosed on SCHEDULE 4.07(b) attached hereto, neither the Company nor any Seller has knowledge of any breach, anticipated breach or violation by the other parties to any Existing Contract. The Existing Contracts are valid and binding obligations of the Company, and are in full force and effect against the Company and the Company is in compliance with its obligations under such Existing Contracts.

     SECTION 4.08.  GOVERNMENTAL LICENSES.  Except as set forth on SCHEDULE
4.08 attached hereto, the Company holds all necessary licenses, consents, permits, approvals and authorizations of public and governmental bodies which are required in connection with the ownership and operation of the Company's business (collectively referred to as the "Company Authorizations"). All Company Authorizations are in full force and effect. The Company has complied with the terms of the Company Authorizations which it holds and there are no pending modifications, amendments or revocations of the Company Authorizations which would adversely affect the ownership or the operation of its business. All fees due and payable from the Company to governmental authorities pursuant to the Company Authorizations have been paid. All reports required of the Company to be filed in connection with the Company Authorizations have been timely filed and are accurate and complete. True and correct copies of the Company Authorizations, and all amendments thereto to the date hereof, have been delivered by Seller to Purchaser and are identified on SCHEDULE 4.08 attached hereto.

     SECTION 4.09. COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 4.09 attached hereto, Seller and the Company are currently complying with and have so complied with, and are not in default under, in violation or contravention of, any statute, law (including environmental or employment laws), ordinance, decree, order, rule or regulation of any governmental body applicable to the business of the Company or the Business, including, without limitation, the rules and regulations of the FCC and the California Public Utilities Commission ("CPUC").

     SECTION 4.10. NO VIOLATION OF EXISTING AGREEMENTS. The execution, delivery and performance of this Agreement by Seller and the Company and Seller's transfer of the Shares to Purchaser (i) will not violate any provisions of any law or any provision of the Company's articles of incorporation or by-laws, or the Partnership Agreement, (ii) to the best of Seller's knowledge, will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any Existing Contract or any contract to which Seller is a party, and (iii) will not result in the creation of any Encumbrance upon any of the Shares or, to the best of Seller's knowledge, the assets of the Partnership.

     SECTION 4.11.  LITIGATION AND LEGAL PROCEEDINGS.  Except as set forth on
SCHEDULE 4.11 attached hereto, there is no outstanding judgment against the Company, Seller or any director, officer or stockholder of the Company affecting the Business or the Shares or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. Except as set forth on SCHEDULE 4.11 attached hereto, there is no claim, litigation, proceeding or investigation pending, or, to the Company's or Seller's knowledge, threatened, against the Company or Seller or any director, officer or stockholder of the Company affecting the Business or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and there is no basis for any such claim, litigation, proceeding or investigation. Except as set forth on
SCHEDULE 4.11 attached hereto, there are no proceedings pending to which the Company or Seller or any director, officer or stockholder of the Company is a party or, to the Company's or Seller's knowledge, threatened, nor any demands by any governmental agency, utility or other party, to terminate, modify or adversely change the terms and conditions of the Company's rights with respect to the Company Authorizations or Existing Contracts.

     SECTION 4.12.  ENVIRONMENTAL COMPLIANCE.  (a)  Except as set forth on
SCHEDULE 4.12 attached hereto, (i) neither Seller nor the Company has received any notice alleging any violation of any Environmental Law; (ii) the Company is in compliance with all Environmental Laws; (iii) the Company has obtained and complies with all required governmental environmental permits with respect to its business as presently conducted; (iv) the Company has not generated, used, transported, treated, stored, released or disposed of, or suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) with respect to its business in violation of any Environmental Laws (as hereinafter defined); (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the Company's ownership and conduct of its business, which has created or might reasonably be expected to create any liability under any Environmental Laws or which would require reporting to or notification of any governmental entity; (vi) no friable asbestos or polychlorinated biphenyl, and no underground storage tank, is contained in or located on or under any property or facility owned, used or leased by the Company; and (vii) any Hazardous Substance handled or dealt with in any way with respect to the business of the Company or the Company's ownership of its business, has been and is being handled or dealt with in compliance with all Environmental Laws.

          (b) For purposes of this Agreement, the term "Hazardous Substance" shall mean any substance which, as of the date of this Agreement, is listed as hazardous or toxic in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Response Compensation and Liability Act ("RCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or listed as a hazardous substance under any applicable state environmental laws, or any substance which has been determined by regulation, ruling or otherwise by any agency or court to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products.

          (c) For purposes of this Agreement, the term "Environmental Laws" shall mean CERCLA, RCRA, RCLA and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all governmental authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including but not limited to those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     SECTION 4.13. EMPLOYEES. The Company does not currently have, and never had, any employees, and is not a party to any employment contract.

     SECTION 4.14. EMPLOYEE BENEFITS. The Company does not have any pension plan, profit sharing plan, deferred compensation plan, stock option or stock bonus plan, saving plan, or other benefit plan, policy, practice, or procedure or contract concerning employee benefits or fringe benefits of any kind, whether or not governed by the Employee Retirement Income Security Act of 1974, as amended.

     SECTION 4.15. TAX MATTERS. (a) Except as set forth on SCHEDULE 4.15(a) attached hereto: (i) the Company and Seller has timely filed all Tax (as defined below) returns and statements which it is required to file with respect to the Company; (ii) all such returns are complete and accurate and disclose all Taxes required to be paid for the periods covered thereby; (iii) neither the Company nor Seller has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; (iv) no assessment of any additional Taxes for periods for which returns have been filed has been asserted and no basis exists therefor; (v) to the Company's and Seller's knowledge, there are no unresolved questions or claims raised by any Taxing authority concerning the Tax liability of the Company; and (vi) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid. The Company has paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the Closing Date.

     (b) For purposes of this Section 4.15, the term "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts and other assessments including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, stamp duties, fees, assessments or similar charges in the nature of a tax, together with any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

     SECTION 4.16.  FINANCIAL STATEMENTS.

     (a) Purchaser has heretofore been furnished with true and complete copies of the unaudited balance sheets of the Company as of December 31, 1997, December 31, 1996 and December 31, 1995 (the balance sheet as of December 31, 1997 being referred to as the "December Balance Sheet") and the related statements of income, cash flows and shareholders' equity for the years then ended, each of such balance sheets and income statements being attached hereto as SCHEDULE 4.16(a) (collectively, the "Financial Statements").

     (b) The Financial Statements delivered were prepared in accordance with GAAP applied on a basis consistent with prior periods and past practices, except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements; the December Balance Sheet fairly presents the financial condition of the Company as at the close of business on the date thereof; and each of the statements of income included in such Financial Statements fairly presents the results of operations of the Company for the fiscal period then ended.

     (c) Except as set forth on SCHEDULE 4.16(c) attached hereto, since December 31, 1997, the Company has not:

             (i) sold, assigned or transferred any of its assets or properties or canceled any material debts or material claims;

             (ii) waived any material rights, whether or not in the ordinary course of business;

             (iii) entered into any other transaction, except in the ordinary course of business, or entered into any transaction with any partner of the Partnership or any director, officer or shareholder of the Company, or any affiliate or family member of any such Person;

             (iv) suffered any material damage, destruction or casualty loss with respect to its assets or properties whether or not covered by insurance;

             (v) declared or paid any dividend, made any distribution of any of its assets to any director, officer or shareholder of the Company or any affiliate or family member of any such Person or redeemed or purchased any of its shares of capital stock or other equity interest;

             (vi) entered into any contract, commitment or agreement under which it has outstanding indebtedness for borrowed money or for the deferred purchase price of property, or has the right or obligation to incur any such indebtedness or obligation, or made any loan or advance to any Person;

             (vii) made any material change in accounting procedures or practices;

             (viii) mortgaged or pledged any of its properties or assets, tangible or intangible, or subjected them to any Encumbrances, except Encumbrances for current property taxes not yet due and payable;

             (ix) entered into any agreement or arrangement granting any rights to purchase or lease any of its assets, properties or rights or requiring the consent of any Person to the transfer, assignment or lease of any such assets, properties or rights; or

             (x) entered into any agreement or understanding to do any of the foregoing.

     SECTION 4.17. BROKERS. Neither Seller nor the Company has engaged any agent, broker or other person acting pursuant to its express or implied authority which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Shares.

     SECTION 4.18. UNDISCLOSED LIABILITIES; GUARANTEES. The Company does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent, known or unknown, or otherwise, which are not reflected in or reserved against the December Balance Sheet, except for liabilities and obligations that have arisen in the ordinary and usual course of business and consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law). Except as disclosed on
SCHEDULE 4.18 attached hereto or in the Financial Statements, there are no contracts or commitments by the Company guaranteeing the payment or performance of an obligation by any other Person.

     SECTION 4.19.  CERTAIN BUSINESS RELATIONSHIPS.  Except as set forth in
SCHEDULE 4.19 attached hereto, none of the officers, directors or stockholders of the Company or Seller or any of their affiliates or family members have been involved in any business arrangement or relationship with the Company or the Partnership outside the ordinary course of business within the past 12 months.

     SECTION 4.20. OFFICERS, DIRECTORS AND CERTAIN AUTHORIZED PERSONS. Attached hereto as SCHEDULE 4.20 sets forth a complete and accurate list of:

             (i)   the names of all directors of the Company;

             (ii)  the names and offices of all officers of the Company;

             (iii) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company;

             (iv) all safes, vaults and safe deposit boxes maintained by or on behalf of the Company or in which their respective property is held, and the names of all Persons authorized to have access thereto;

             (v) all bank accounts of the Company and the names of all Persons who are authorized signatories and the terms of their authorizations; and

             (vi) the names of all Persons to which the Company has granted its power of attorney and the terms of any such powers of attorney.

     SECTION 4.21. DISCLOSURE. No provision of this Agreement relating to Seller, the Company or the Shares or any other document, Schedule, Exhibit or other information furnished by Seller or the Company to Purchaser in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. All Schedules provided by Seller or the Company attached hereto are accurate and complete as of the date hereof.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants that:

     SECTION 5.01. ORGANIZATION; QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has all necessary power and authority to (i) own and operate its properties, (ii) carry on its business as it is now being conducted, and (iii) carry out the transactions contemplated by this Agreement and to own the Shares and operate the Business, subject to Seller's obtaining all necessary consents required for the transfer of the Shares. Purchaser is duly qualified and in good standing as a foreign corporation in the State of California and in any other jurisdiction in which the ownership of property or the conduct of its business requires such qualification.

     SECTION 5.02. CONSENTS; AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Purchaser for the execution, delivery and performance of this Agreement. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary corporate action. Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

     SECTION 5.03. BROKERS. Purchaser has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Purchaser which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Shares.

     SECTION 5.04. NO DISTRIBUTION. The Shares will not be taken by Purchaser with a view to the public distribution thereof and will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended, and any applicable state securities laws.

     SECTION 5.05. COMPLIANCE WITH LAWS. Purchaser is currently complying with and has so complied with, and is not in default under or in violation or contravention of, any statute, law, ordinance, decree, order, rule, or regulation of any governmental body applicable to its business, including, without limitation, the rules and regulations of the FCC and the CPUC.

     SECTION 5.06. NO VIOLATION OF EXISTING AGREEMENTS. The execution, delivery and performance of this Agreement by Purchaser (i) will not violate any provisions of any law or any provision of Purchaser's certificate of incorporation or by-laws and (ii) will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any terms or conditions of, or constitute a default under any contract to which Purchaser is a party.

     SECTION 5.07. LITIGATION AND LEGAL PROCEEDINGS. There is no outstanding judgment against Purchaser or any director, officer or stockholder of Purchaser which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. There is no claim, litigation, proceeding or investigation pending or, to Purchaser's knowledge, threatened against Purchaser or any of its directors, officers or stockholders which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and there is no basis for any such claim, litigation, proceeding or investigation.

     SECTION 5.08. OWNERSHIP. All of the issued and outstanding shares of the capital stock of Purchaser are owned, of record and beneficially by, Dobson Cellular Operations Company, an Oklahoma corporation which is a wholly-owned subsidiary of Dobson Communications Corporation, an Oklahoma corporation ("Parent"). There are no options, warrants or other rights to acquire capital stock of Purchaser or securities representing the right to acquire or convert into capital stock of Purchaser.

     SECTION 5.09. CELLULAR 2000 PURCHASE AGREEMENT. Purchaser has provided to Seller a complete, true and accurate copy of the Cellular 2000 Purchase Agreement. Purchaser is not in breach of any of its representations, warranties, covenants or agreements under the Cellular 2000 Purchase Agreement as a result of which breach(es), individually or in the aggregate, the Cellular 2000 Shareholders would be entitled, at their sole election, to terminate or otherwise not consummate the transactions contemplated in the Cellular 2000 Purchase Agreement, except that any such breach shall be considered waived if, with full knowledge thereof by the Cellular 2000 Shareholders, the Closing (as defined in the Cellular 2000 Purchase Agreement) occurs. Purchaser is not aware of any breach by any party to the Cellular 2000 Purchase Agreement that currently is in existence and could cause the transactions contemplated by that agreement not to be consummated.


                                  ARTICLE VI
               THE COMPANY'S, SELLER'S AND PURCHASER'S COVENANTS

     SECTION 6.01. GOVERNMENTAL APPROVALS. (a) Purchaser covenants and agrees that it will cooperate with the Company and Seller, and use its reasonable best efforts to assist them, to obtain all consents and approvals necessary for transfer of control to Purchaser of the licenses, consents, permits, approvals and authorizations of public and governmental bodies including, without limitation, the FCC licenses, consents, permits and authorizations to operate a cellular telephone system in the Cellular Area and microwave paths used in connection with such cellular operations (the "FCC Authorizations") and authorizations from the CPUC and other states, counties and municipalities served by the Business which are required in connection with the ownership and operation of the Business (collectively referred to as the "Authorizations"). The Company and Seller shall use all reasonable efforts to provide adequate prior written notice to Purchaser of any meeting with governmental authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby, and Purchaser shall use all reasonable efforts to furnish a representative to attend meetings with appropriate government authorities for the purpose of obtaining such consents or approvals. Purchaser, the Company and Seller hereby agree to file and to cause the Partnership to file the necessary Form(s) 490 and 702 with the FCC transferring or assigning control of the FCC Authorizations for the Business to Purchaser and diligently pursue the processing of the assignment of the FCC Authorizations to Purchaser and to file for all other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement within five business days of the date of execution of this Agreement to the extent any such filings have not been made prior to the date of execution of this Agreement. Seller, on the one hand, and Purchaser, on the other, shall share equally all filing fees in connection with any filings pursuant to this Section 6.01(a). Notwithstanding the foregoing, to the extent that Purchaser, Seller and the Cellular 2000 Shareholders jointly shall be permitted to make a single filing under this Section 6.01(a) and pay a single filing fee in connection therewith, such filing fee shall be paid 50% by Purchaser, 12.491% by Seller, and 37.509% by the Cellular 2000 Shareholders.

     (b) The Company, Seller and Purchaser shall each cooperate and use their reasonable best efforts to prepare and file with the Federal Trade Commission and the Department of Justice and other regulatory authorities as promptly as possible all requisite applications and amendments thereto together with related information, data and exhibits necessary to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act ("Hart-Scott Act"). Seller, on the one hand, and Purchaser, on the other, shall share equally all filing fees in connection with any filings pursuant to this Section 6.01(b). Notwithstanding the foregoing, to the extent that Purchaser, Seller and the Cellular 2000 Shareholders jointly shall be permitted to make a single filing under this Section 6.01(b) and pay a single filing fee in connection therewith, such filing fee shall be paid 50% by Purchaser, 12.491% by Seller, and 37.509% by the Cellular 2000 Shareholders.

     SECTION 6.02. THIRD PARTY CONSENTS; CLOSING CONDITIONS. (a) The Company and Seller covenant and agree to use their reasonable best efforts to assist the Cellular 2000 Shareholders to obtain all consents and approvals necessary for the transfer or assignment to Purchaser of the contracts requiring assignment as a result of Purchaser's purchase of the Shares. Purchaser covenants and agrees to cooperate with the Cellular 2000 Shareholders and assist the Cellular 2000 Shareholders in obtaining such consents and approvals including the furnishing of financial and other information, reasonably required by the Person whose consent or approval is being sought.

     (b) Purchaser, the Company and Seller hereby covenant and agree to use all reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to the Purchaser in Article VII hereof and the Company and Seller in Article VIII hereof prior to the Closing Date.

   SECTION 6.03. ACCESS. (a) Purchaser shall have the right, itself or through its representatives, during normal business hours, after reasonable notice (which may be oral) to Seller and the Company, and without undue disruption to the Company, to inspect the assets and properties of the Company and to inspect and make abstracts and reproductions of all books and records of the Company including, without limitation, applications and reports to the FCC and CPUC, all financial information relevant to the Business, employee records, and engineering and environmental reports, and the Company shall furnish Purchaser with such information respecting the assets, business and financial records of the Company as Purchaser may, from time to time, reasonably request.

   (b) The Company and Seller acknowledge that the Cellular 2000 Shareholders have permitted Purchaser the opportunity to conduct an engineering review of the Cellular System to confirm that the Cellular System complies with the FCC Authorizations and the regulations of the FCC and is otherwise in good condition and repair, reasonable wear and tear excepted.

   SECTION 6.04. CONDUCT OF BUSINESS. From and after the date hereof, the Company and Seller shall:

       (a) comply with all laws, rules and regulations applicable to the Company;

       (b) refrain from making any sale, lease, transfer or other disposition of the Shares or the Interest;

       (c) refrain from modifying, amending or altering or terminating any of the Existing Contracts, and from waiving or canceling any default or breach or modifying, altering or terminating any right or asset of the Company without Purchaser's prior written approval, which approval will not be unreasonably withheld;

       (d) maintain insurance on the assets and properties of the Company comparable to that maintained prior to the date hereof, and use the proceeds of any claims for loss under such policies, together with such other funds as may be required, to repair, replace, or restore to their former condition any assets or properties which may be damaged by fire or other casualty, all as soon as reasonably possible;

       (e) maintain its books and records in accordance with prior practice; maintain all of its property and assets in their present condition, ordinary wear and tear excepted; and otherwise operate its business in the ordinary course in accordance with past practices;

       (f) refrain from changing the articles of incorporation or by-laws of the Company;

       (g) refrain from subjecting the Shares or the Interest to any Encumbrance;

       (h) refrain from doing or omitting to do any act which will cause a breach of, or default under, or termination of (except in accordance with its terms), any contract, agreement, lease, commitment, or obligation to which the Company is a party or by which it is bound;

       (i) notify Purchaser in writing promptly after learning of the institution or threat of any material action against the Company in any court, or any action against the Company before the FCC or the CPUC or any other governmental agency, and notify Purchaser in writing promptly upon receipt of any administrative or court order relating to the Business;

       (j) pay or cause to be paid or provide for all Taxes of or relating to the Company or the Shares up to the Closing Date;

       (k) refrain from taking any action not in the Company's usual course of business without Purchaser's prior approval;

       (l) refrain from distributing, by dividend or otherwise, the Interest or any portion thereof, or issuing, redeeming or repurchasing any shares of the Company's capital stock; PROVIDED, HOWEVER, that the Company may distribute to Seller any and all assets of the Company other than the Interest;

       (m) refrain from creating, incurring, assuming, guaranteeing, or being or remaining liable, contingently or otherwise, with respect to any indebtedness; and

       (n) refrain from being a party to any merger or consolidation or other transfer of any shares of the capital stock of the Company or interests in the Partnership.

   SECTION 6.05. NO SHOPPING. None of Seller, the Company and any of their affiliates, advisors or representatives shall, directly or indirectly, solicit, encourage or initiate any contact with, negotiate with, or provide any information to, endorse or enter into any agreement with respect to, or take any other action to facilitate any person or group, other than Purchaser and its representatives, concerning any inquiries or the making of any proposals concerning any merger involving the Company or the Partnership, sale of all or substantially all of the assets of the Company or the Partnership, acquisition of the Shares or an equity interest in the Company or the Partnership or any similar transaction involving the Company or the Partnership.

   SECTION 6.06. EMPLOYEES. Nothing contained in this Agreement shall confer upon any employee of the Partnership any right with respect to continued employment by the Partnership or Purchaser. No provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Purchaser or under any benefit plan that Purchaser may maintain.

   SECTION 6.07. SUPPLEMENTAL DISCLOSURE. The parties hereto shall promptly from time to time prior to the Closing Date supplement in writing the Schedules hereto or other information delivered pursuant hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that no such supplemental disclosure shall be deemed to cure any breach of any representation or warranty of the disclosing party made in this Agreement unless the other party fails to object in writing to any such supplemental disclosure within ten (10) business days after receipt thereof.

   SECTION 6.08. CELLULAR 2000 PURCHASE. Purchaser shall perform all of its obligations under, and shall not breach, the Cellular 2000 Purchase Agreement and shall consummate the transactions contemplated thereunder, unless any such action or inaction by Purchaser is (i) excused by the terms of the Cellular 2000 Purchase Agreement, or (ii) is waived by the other parties to that agreement in accordance with the terms thereof, or (iii) does not otherwise prevent consummation of the transactions contemplated thereunder.

     SECTION 6.09  TAXES.

     (a) Taxes, together with all related deductions, credits and allowances, attributable to the business and operations of the Company shall be allocated to (i) Seller for the period up to and including the Closing Date, and (ii) Purchaser for the period subsequent to the Closing Date. For purposes of this
Section 6.09, Taxes for the period up to and including the Closing Date shall be determined on the basis of a closing of the books as of the Closing Date, except that any such Tax imposed annually based on ownership of assets on a particular date or similar Tax shall be prorated to the period prior to and including the Closing Date and the period thereafter.

     (b) Seller shall be solely responsible for and shall prepare or cause to be prepared, and file or cause to be filed, all Tax returns of the Company with respect to periods ending on or before the Closing Date. Purchaser shall prepare or cause to be prepared, and file or cause to be filed, all Tax returns of the Company with respect to periods ending after the Closing Date.

     (c) With respect to any Tax return for any taxable period of the Company that includes but does not terminate on the Closing Date, Purchaser shall deliver, at least thirty (30) business days prior to the due date for filing such Tax return (including extensions), to Seller a statement setting forth the amount of Taxes for which Seller is responsible pursuant to this Agreement or that are allocable to Seller pursuant to Section 6.09(a), as the case may be (the "Statement"), and copies of such Tax return. Seller shall have the right to review and approve or disapprove such Tax return and the Statement prior to the filing of such Tax return. Seller and Purchaser agree to negotiate and resolve in good faith any issue arising as a result of the review of such Tax return and the Statement and to mutually consent to the filing of such Tax return as promptly as possible.

     (d) Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes (i) for any taxable period for which Seller is or may be liable under this Agreement or (ii) for any taxable period that involves an issue that could potentially affect a taxable period for which Seller is or may be liable under this Agreement, Purchaser shall promptly inform Seller, and Seller shall have the right to control, at its cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller is liable under this Agreement. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes (i) for any taxable period for which Purchaser is liable under this Agreement or (ii) for any taxable period that involves an issue that could potentially affect a taxable period for which Purchaser is or may be liable under this Agreement, Seller shall promptly inform Purchaser, and Purchaser shall have the right to control, at its cost, any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Seller is liable under this Agreement.

     (e) Each of Purchaser and Seller will provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant tax return and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance. Without limiting in any way the foregoing provisions of this Section 6.09(e), Purchaser hereby agrees that it will retain, until the appropriate statutes of limitation (including any extensions) expire, copies of all tax returns, supporting work schedules and other records or information which it possesses and which may be relevant to such returns of the Company for all taxable periods ending on or prior to the Closing Date, and that such records shall be maintained until the expiration of the applicable statute of limitations, including any extensions thereto. Further, Purchaser will not destroy or otherwise dispose of such records without first providing Seller with a reasonable opportunity to review and copy such records.


                                  ARTICLE VII
            CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE

     The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Shares shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by Purchaser:

     SECTION 7.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties made by the Company and Seller in this Agreement shall be true and correct at and as of the Closing, except for such breaches and inaccuracies therein which, in the aggregate, have not caused and would not reasonably be expected to cause Purchaser to suffer a Loss (as defined in Section 10.01) in excess of $300,000 in the aggregate (a "Material Loss") or otherwise result in a Material Adverse Effect. The Company and Seller shall have complied in all material respects with and performed all of the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing. Purchaser shall have been furnished with a certificate or certificates of the Company's President or any Vice President, dated as of the Closing, certifying to the fulfillment of the foregoing conditions. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on the assets, properties, business, operations or prospects of the Business taken as a whole, without regard to whether such effect constitutes a Material Loss.

     SECTION 7.02. DIRECTORS' RESOLUTIONS. The Company shall deliver to Purchaser copies of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an officer of the Company.

     SECTION 7.03. INCUMBENCY CERTIFICATE. Purchaser shall have received a certificate or certificates of an officer of each of the Company and Seller, certifying as to the genuineness of the signatures of officers of such Person authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers.

     SECTION 7.04. THIRD PARTY CONSENTS; FCC; HART-SCOTT ACT. Seller shall have delivered to Purchaser such instruments, consents and approvals of third parties (the form and substance of which shall be reasonably satisfactory to Purchaser) as are necessary for the consummation of the transactions contemplated by this Agreement and to assign to Purchaser without modification thereof, as of the Closing, the Existing Contracts that require consent as a result of Purchaser's purchase of the Shares, and Purchaser shall have obtained all Authorizations necessary for the consummation of the transactions contemplated by this Agreement. Prior to the Closing Date, the FCC shall have issued a Final Order granting the FCC's consent to the transfer of control of the FCC Authorizations to Purchaser without any material conditions, excepting conditions applied on an industry-wide basis, which the Purchaser reasonably deems to be adverse. In addition, all applicable waiting periods under the Hart-Scott Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the Federal Trade Commission ("FTC") or the United States Department of Justice ("DOJ"). For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC as to which (i) no request for stay by the FCC, as applicable, of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC and the time for filing any such petition has passed; (iii) the FCC does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's action, as applicable, is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

     SECTION 7.05. NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the financial condition, assets, business or prospects of the Company, the Partnership or the Cellular System, from May 31, 1997 to the Closing; provided, however, that changes in the Partnership's business prospects caused by or principally related to changes in governing law, relevant regulations, the introduction of competitive service providers or conditions affecting the industry or the local, regional or national economy generally shall not be considered a material adverse change.

     SECTION 7.06. NORMAL COURSE OF BUSINESS. Each of the Partnership and the Company shall have operated its business in the normal course prior to Closing, except as permitted or required under this agreement or the Cellular 2000 Purchase Agreement or by Purchaser in writing, including without limitation the continuation by the Partnership of budgeted capital improvements, and shall have continued to market the Cellular System's services in the normal course of business and in accordance with past practices.

     SECTION 7.07. OPINION OF COUNSEL TO THE COMPANY AND SELLER. Purchaser shall have been furnished with an opinion of in-house counsel to the Company and Seller, dated as of the Closing and addressed to Purchaser, and to any institution designated by Purchaser which has provided financing in connection with the transactions contemplated by this Agreement, in substantially the form of EXHIBIT A hereto.

     SECTION 7.08. RESIGNATIONS OF DIRECTORS. The Company and Seller shall have provided to Purchaser, in a form satisfactory to Purchaser, the resignations of each member of the Company's Board of Directors.

     SECTION 7.09. CELLULAR 2000 COMPANY CLOSING. The "Closing" (as defined in the Cellular 2000 Purchase Agreement) shall have occurred, or shall occur simultaneously with the Closing of the transactions hereunder.

                                 ARTICLE VIII
                            CONDITIONS PRECEDENT TO
                THE COMPANY'S AND SELLER'S OBLIGATION TO CLOSE

     The obligations of the Company and Seller under this Agreement with respect to the sale of the Shares shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by the Company and Seller:

     SECTION 8.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing. Purchaser shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing. The Company and Seller shall have been furnished with a certificate of an officer of Purchaser, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

     SECTION 8.02. DIRECTORS' RESOLUTIONS. Purchaser shall deliver to the Company and Seller copies of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Purchaser. In addition, if the transactions contemplated by this Agreement are the subject of any action by the Board of Directors of Parent, Purchaser also shall deliver a copy of such resolutions to the Company and Seller.

     SECTION 8.03. INCUMBENCY CERTIFICATE. The Company and Seller shall have received a certificate of a secretary of Purchaser, certifying as to the genuineness of the signatures of representatives of Purchaser authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

     SECTION 8.04. FCC; HART-SCOTT ACT. The FCC shall have issued an order granting the FCC's consent to the transfer of control of the FCC Authorizations to Purchaser. In addition, all applicable waiting periods under the Hart-Scott Act (if applicable to the transactions contemplated by this Agreement) shall have expired or been terminated and no objection shall have been made by the FTC or DOJ.

     SECTION 8.05. OPINION OF COUNSEL TO PURCHASER. The Company and Seller shall have been furnished with an opinion of Edwards & Angell, counsel to Purchaser, dated as of the Closing and addressed to the Company and Seller in substantially the form of EXHIBIT B hereto.

     SECTION 8.06. VENDOR PURCHASE AGREEMENTS. At Closing, Purchaser shall pay Seller on behalf of the Partnership the full amount of any outstanding amounts for equipment and services purchased by or for the benefit of the Partnership pursuant to any agreement between Seller and any vendor or supplier, which amounts are evidenced by the promissory notes set forth on
SCHEDULE 8.06 attached hereto (a "Seller Payable"). All security agreements and related financing statements securing payment of such Seller Payable shall be terminated as of the Closing. To the extent not already completed, title to any such equipment or other assets purchased on behalf of the Partnership shall be transferred to the Partnership as of the Closing.

     SECTION 8.07. CELLULAR 2000 COMPANY CLOSING. The "Closing" (as defined in the Cellular 2000 Purchase Agreement) shall have occurred, or shall occur simultaneously with the Closing of the transactions hereunder.

                                  ARTICLE IX
                                CASUALTY LOSSES

     In the event that there shall have been suffered between the date hereof and the Closing any casualty loss relating to the assets or properties of the Company, the Company and Seller will promptly notify Purchaser of such event. Seller shall, at its option, cause the Company to (i) repair, rebuild or replace the portion of the assets, or properties damaged, destroyed or lost prior to the Closing Date, or (ii) assign to Purchaser at Closing all claims to insurance proceeds or other rights of the Company against third parties arising from such casualty loss (the "Claims"); PROVIDED, HOWEVER that if such insurance proceeds are or will not be sufficient in Purchaser's reasonable judgment to cover the entire casualty loss, then Seller shall pay the difference at Closing. To the extent any Claim is not assignable, such claim may be pursued by Purchaser, for its own account and benefit, in the name of the Company and Seller.

                                   ARTICLE X
                                INDEMNIFICATION

     SECTION 10.01. INDEMNIFICATION BY SELLER. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Purchaser or any information Purchaser may have, but subject to the terms of this Article X, Seller agrees to indemnify and to hold Purchaser, its shareholders, officers, directors, and employees harmless from and against and in respect of any losses, damages, costs, expenses (including costs of investigations and reasonable attorney fees), claims, suits, demands and judgments suffered or incurred (each a "Loss" and collectively "Losses") by Purchaser arising from or related to:

                  (i) Any Company Unrelated Liability, whether or not known or asserted at or prior to Closing, to the extent that such liability did not result in a reduction in the Purchase Price at Closing pursuant to Section 2.03 hereof;

                  (ii) Any misrepresentation or breach of warranty in any representation or warranty of the Company or Seller in this Agreement, the Schedules or Exhibits hereto, or in any certificate delivered pursuant to Section 2.03(g) or any closing certificate delivered by the Company or Seller to Purchaser pursuant to Article VII hereof;

                  (iii) Any breach or non-fulfillment of any covenant or agreement on the part of the Company or Seller under this Agreement to be performed on or following the Closing Date; and

                  (iv) Any liability or obligation of, and any claims against, the Partnership which are for the payment of Taxes with respect to the Partnership's operations for the period up to the Closing Date, whether or not known or asserted at or prior to the Closing, but only to the extent such liability did not result in a reduction in the Purchase Price at the Closing pursuant to
        Section 2.03 hereof and only to the extent of 24.982 percent of such liabilities or obligations.

     SECTION 10.02. INDEMNIFICATION BY PURCHASER. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the Company or Seller or any information the Company or Seller may have, but subject to the terms of this Article X, Purchaser agrees to indemnify and to hold each of the Company and Seller, and their directors, officers, stockholders, employees, representatives and agents, harmless from and against and in respect of any Losses by the Company or Seller arising from or related to:

                  (i) Any misrepresentation or breach of warranty in any representation or warranty of Purchaser, in this Agreement, the Schedules or Exhibits hereto, or in any certificate delivered pursuant to Section 2.03(g) or any closing certificate delivered by Purchaser to the Company and Seller pursuant to Article VIII hereof;

                  (ii) Any breach or non-fulfillment of any covenant or agreement on the part of Purchaser under this Agreement to be performed on or following the Closing Date; and

                  (iii) Any action, suit, proceeding, demand, assessment or judgment arising out of the termination of employees of the Partnership after the Closing by Purchaser, except to the extent that such termination is the result of non-compliance by the Company, Seller or the Partnership with any representation, warranty or covenants contained herein.

     SECTION 10.03. NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY CLAIMS. A party claiming indemnification under this Article X (the "Asserting Party") must promptly notify (in writing and in reasonable detail) the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party from and after such time as the Defending Party unconditionally agrees in writing to accept, as against the Asserting Party, all liabilities on account of such Third Party Claim other than the Deductible. Assumption of such liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third party. Notwithstanding the foregoing, the Defending Party may not assume or control the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel (in such counsel's reasonable determination) would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel reasonably approved by the Defending Party, and to the extent the matter is determined to be subject to indemnification hereunder, the Defending Party shall reimburse the Asserting Party for the reasonable costs of its counsel. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this Section 10.03, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence), but shall not agree to any settlement of such Third Party Claim which does not include an unconditional release of the Asserting Party by the third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. If the Defending Party does not assume liability for and the defense of the Third Party Claim pursuant to this
Section 10.03, the Asserting Party shall have the right (i) to control the defense thereof and (ii), if the Asserting

Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this Section 10.03 within ten days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the Third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this Article X.

     SECTION 10.04. LIMITATIONS. The Defending Party's obligations to indemnify the Asserting Party pursuant to this Article X shall be subject to the following limitations:

     (a) No indemnification shall be required to be made by the Defending Party until the aggregate amount of the Asserting Party's Losses exceeds $50,000 (the "Deductible") and then indemnification shall only be required to be made by the Defending Party to the extent of such Losses that exceed the Deductible; PROVIDED, HOWEVER, that the Deductible shall not be applicable to
(i) Seller's obligation to indemnify Purchaser for Company Unrelated Liabilities, (ii) adjustments to the Purchase Price provided for in Section 2.03, (iii) a breach by Seller or the Company of its representations set forth in Section 4.02, Section 4.04, Section 4.05, and Section 4.15, (iv) a breach by Purchaser of any of its representations set forth in Section 5.02, or (v) losses resulting from fraud.

     (b) All representations and warranties contained in this Agreement shall survive the Closing until the third anniversary thereof; PROVIDED, HOWEVER, that notwithstanding the foregoing, (x) the representations and warranties contained in Section 4.02, Section 4.04, Section 4.05, Section
4.15 and Section 5.02 shall survive the Closing for an unlimited duration and
(y) the representations and warranties contained in Sections 4.12 and 4.09 (as it may relate to Environmental Laws) shall survive the Closing until the sixth anniversary thereof (the applicable period of survival being referred to as the "Survival Period"). To the extent a claim is made in respect of a representation or warranty within the applicable Survival Period, such representation or warranty shall survive after the Survival Period for purposes of such claim until such claim is finally determined or settled.

                                  ARTICLE XI
                      CONFIDENTIALITY AND PRESS RELEASES

     SECTION 11.01. CONFIDENTIALITY. Each party (in such capacity, a "Recipient Party") shall hold in strict confidence all documents and information concerning the other (in such capacity, a "Disclosing Party") and its business and properties that is received in connection with this Agreement and, if the transaction contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in written form), other than this Agreement and the Schedules and other information specifically required by this Agreement to be provided, shall immediately thereafter be returned to the Disclosing Party. In furtherance of the foregoing, without the express prior written consent of the Disclosing Party, the Recipient Party shall not, directly or indirectly, disclose, disseminate, publish, reproduce, retain, use (for its benefit or for the benefit of others) or otherwise make available in any manner whatsoever, any such documents or information to anyone except as provided in
Section 11.03. If the Recipient Party breaches, or threatens to commit a breach of, any of the provisions of this Article XI, the Disclosing Party shall have the right (in addition to any other rights and remedies available at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to the Disclosing Party and that money damages would not be an adequate remedy. The foregoing obligations shall not apply with respect to any document or information that
(i) was rightly in the Recipient Party's possession before receipt from the Disclosing Party, (ii) is or becomes a matter of public knowledge without violation of this Agreement by the Receiving Party, or (iii) is disclosed by the Disclosing Party to a third party without a duty of confidentiality upon the third party.

     SECTION 11.02. PRESS RELEASES. No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by either Purchaser or Seller without the consent of each party subject to the provisions of Section 11.03, and Purchaser, the Company and Seller shall each furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Purchaser, the Company or Seller, as the case may be, proposes to make such press release.

     SECTION 11.03. DISCLOSURES REQUIRED BY LAW. This Article XI shall not, however, be construed to prohibit any party from making any disclosures to any governmental authority that it is required to make by law or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party, or prohibit the Company, Seller, Purchaser or any of their affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, parent company and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with the sale or acquisition of a cellular telephone system; PROVIDED, HOWEVER, that any such party shall be informed of the confidential nature of such information and shall agree to keep such information confidential; and PROVIDED, HOWEVER, that each party shall provide to the other reasonable advance copies of any public release except where the provision of such advance notice is not permissible.

                                  ARTICLE XII
                                  TERMINATION

     SECTION 12.01. BREACHES AND DEFAULTS; OPPORTUNITY TO CURE. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") believes the other (the "Breaching Party") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon the Breaching Party shall have 15 days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party; PROVIDED, HOWEVER, that if such breach is curable but is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, then the Breaching Party shall be afforded an additional twenty (20) days to cure such breach, PROVIDED, HOWEVER, that the cure period for a breach shall in no event extend beyond the Outside Date. If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 12.02). This right of termination shall be in addition to, and not in lieu of, any legal or equitable remedies available to the Non-Breaching Party. Notwithstanding the foregoing, in the event that Seller exercises its termination rights under Section 12.02(d), Seller's only remedy shall be reimbursements for all reasonable costs and expenses incurred in the preparation of the transactions contemplated herein, plus a fee of two percent (2%) of the Purchase Price.

     SECTION 12.02. TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

     (a)  by written consent of each of the Company, Seller and Purchaser;

     (b) by either Purchaser or Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the sale of the Shares to Purchaser (which Seller and Purchaser shall have used all reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

     (c) subject to Section 12.01, by Purchaser, if either the Company or Seller shall have breached any of their representations herein and such breaches, in the aggregate, would reasonably be expected to have a Material Adverse Effect, or if the Company or Seller shall have materially breached any of their covenants;

     (d) subject to Section 12.01, by Seller, if Purchaser shall have materially breached any of its representations or covenants herein; or

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

     (e) by either Seller or Purchaser if the Closing shall not have occurred on or before June 30, 1998 (the "Outside Date"), unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Closing.

                                 ARTICLE XIII
                                 BROKERS' FEES

     Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article X hereof.

                                  ARTICLE XIV
                                 MISCELLANEOUS

     SECTION 14.01. ADDITIONAL INSTRUMENTS OF TRANSFER. (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional stock assignments, other assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Purchaser all of Seller's right, title and interest in and to the Shares. Such efforts and assistance shall be at the cost of the requesting party.

     SECTION 14.02. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier, recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

        (i)  If to Purchaser:

               13439 N. Broadway Extension
               Suite 200
               Oklahoma City, Oklahoma  73114
               Attention:  Everett Dobson
               Facsimile No.:  (405) 391-8515

               with a required copy to:

               Edwards & Angell
               2800 Hospital Trust Tower
               Providence, Rhode Island  02903
               Attention:  Joseph A. Kuzneski, Jr., Esq.
               Facsimile No.: (401) 276-6602

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

        (ii)  If to Seller:

               5000 Carillon Point
               Kirkland, Washington 98033
               Attention: Vice President, Acquisitions and Development Facsimile No.: (425) 828-8451

               with a required copy to:

               5000 Carillon Point
               Kirkland, Washington  98033
               Attention:  General Counsel
               Facsimile No.:  (425) 828-2333

     Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or 72 hours after mailing, whichever is earlier.

     SECTION 14.03. EXPENSES. Except as otherwise set forth in this Agreement, each party shall bear its own expenses and costs, including the fees of any corporate or FCC attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 14.04.  INTENTIONALLY OMITTED.

     SECTION 14.05. SPECIFIC PERFORMANCE. The parties recognize and acknowledge that in the event a party shall fail to perform its obligations under the terms of this Agreement, money damages alone will not be adequate to compensate the other party. The parties, therefore, agree and acknowledge that in the event a party fails to perform its obligations under this Agreement prior to Closing, the other party shall be entitled, in addition to any action for monetary damages, and any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder; PROVIDED, HOWEVER, that Seller shall be entitled to compel specific performance of the terms of this Agreement by Purchaser only in the event the "Closing" (as defined in the Cellular 2000 Purchase Agreement) shall have occurred.

     SECTION 14.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma (without application of principles of conflicts of law).

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

     SECTION 14.07. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, which consent will not be unreasonably withheld except that Purchaser shall have the right to assign its rights, but not to delegate its duties, under this Agreement to any institutional lender.

     SECTION 14.08. SUCCESSORS AND ASSIGNS. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their respective successors, permitted assigns, heirs and legal representatives.

     SECTION 14.09. AMENDMENTS; WAIVERS. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

     SECTION 14.10. ENTIRE AGREEMENT. This Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

     SECTION 14.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

     SECTION 14.12. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any Person.

     SECTION 14.13. SECTION HEADINGS. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     SECTION 14.14. INTERPRETATION. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter.

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

     SECTION 14.15. FURTHER ASSURANCES. For a period of twelve (12) months after Closing, Seller agrees to provide to Purchaser from time to time any information that Seller possesses with respect to the operation of the Business and Shares prior to the Closing which Purchaser reasonably requests in the future in connection with Purchaser's financing efforts now or in the future or in connection with any FCC or other regulatory filing.

     SECTION 14.16. THIRD PARTIES. Nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 14.17. WAIVER OF JURY TRIAL. THE PARTIES HERETO IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, OR CROSS CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.


                                PURCHASER:

                                DOBSON CELLULAR OF CALIFORNIA, INC.



                                By:  /s/ Everett R. Dobson
                                   --------------------------------
                                     Everett R. Dobson
                                     Chairman


                                THE COMPANY:

                                RSA 339, INC.



                                By:  /s/ William W. Hague
                                   --------------------------------
                                     Name: William W. Hague
                                     Title: Vice President


                                SELLER:

                                AT&T WIRELESS SERVICES, INC.



                                By:  /s/ William W. Hague
                                   --------------------------------
                                     Name: William W. Hague
                                     Title: Vice President



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